Exhibit 99.1

Investor Relations Contact Marlon Nurse, DM Senior VP - Investor Relations 212-564-4700
Vertex Energy, Inc

VERTEX ENERGY COMPLETES ACQUISTION OF HEARTLAND GROUP HOLDINGS

$16.5 MILLION ALL STOCK PURCHASE PRICE INCLUDES $8 MILLION CONTINGENT EARNOUT

VERTEX CEO BENJAMIN P. COWART BUYS $1.5 MILLION IN STOCK AT PREMIUM TO MARKET

Houston, TX - December  9, 2014, Vertex Energy, Inc. (NASDAQ:VTNR), an environmental services company that recycles industrial waste streams and off-specification commercial chemical products, today announced that it has completed the acquisition of all the assets of Heartland Group Holdings, LLC (“Heartland”), a used-oil collection and re-refining company with its primary operations in Columbus, Ohio. The $16.5 million price includes $8 million in contingent earn-out payments that Heartland may receive if certain EBITDA targets are met in the second year following the closing of the acquisition. The consideration payable by Vertex in the acquisition consisted entirely of common stock.

Additionally, Benjamin P. Cowart, the Chairman and CEO of the company purchased $1.5 million of securities directly from the company, representing an aggregate of 488,598 shares of common stock and warrants to purchase 219,868 shares of common stock with a five year term and a $3.01 exercise price (representing 45% warrant coverage on the shares purchased), for $3.07 per share (and associated warrant rights), a premium over the $3.00 per share closing price of the company’s common stock on December 4, 2014.

Mr. Cowart, stated, “I believe that the Heartland acquisition helps position Vertex for greater growth in 2015 and beyond. As we have stated previously, we believe in a regional strategy which puts the right technology and the right market together. Heartland has been in the used-oil collection business for over fifty years, and the acquisition gives us a platform for expansion. Because of the transaction, Vertex is now more flexible in its response to market challenges. Further, it enhances our national footprint and allows us to offer a diverse range of finished products. The acquisition includes a 16 million gallon refinery and a well-established 6.8 million gallon collection operation in a four-state region. With this acquisition we believe we can process 135 million gallons annually. Additionally, I have further demonstrated my confidence in the company and its prospects by purchasing $1.5 million of Vertex stock at a premium to the market’s close on December 4, 2014.”

In July 2014, Vertex and Heartland signed a letter of intent regarding this transaction, and at the same time, they entered into a consulting agreement. That agreement included Vertex providing advice and guidance related to Heartland’s petroleum collection operations, Heartland’s re-refinery, the installation of new equipment, as well as the implementation of operational changes at the re-refinery prior to the closing of the acquisition. The purpose was to ensure a smooth transition once the acquisition closed, and both parties believe the agreement has met its objective.

About The Assets Acquired From Heartland

The Heartland assets acquired in the acquisition include used oil collection and re-refining operations primary located in Columbus, Ohio including 21 trucks and five service locations covering used oil collections and related services in OH, KY, WV and PA. Also acquired was a state of the art used oil re-refinery located in Columbus, Ohio which processes approximately 16 million gallons annually of used oil into Group II Base oil.

ABOUT VERTEX ENERGY, INC.

Vertex Energy, Inc. (NASDAQ: VTNR) is a leading environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Its primary focus is recycling used motor oil and other petroleum by-product streams. Vertex purchases these streams from an established network of local and regional collectors and generators. Vertex also manages the transport, storage and delivery of the aggregated feedstock and product streams to end users, and manages the re-refining of a portion of its aggregated petroleum streams in order to sell them as higher-value end products, including low sulfur cutter, vacuum gas oil (VGO), and  base oil. Vertex sells its aggregated petroleum streams as feedstock to other re-refineries and fuel blenders or as replacement fuel for use in industrial burners. The re-refining of used motor oil that Vertex manages takes place at its facility, which uses a proprietary Thermal Chemical Extraction Process (“TCEP”) technology. Vertex collects oil through its H&H Oil in the Texas region and Heartland Petroleum in a four-state region. Based in Houston, Texas, Vertex also has offices in California, Chicago, Columbus, and Georgia. More information on Vertex can be found at www.vertexenergy.com.

This press release may contain forward-looking statements, including information about management's view of Vertex Energy's future expectations, plans and prospects, and Vertex’s ability to integrate any acquired businesses, assets, employees and operations into its operations, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy's future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.

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